Exhibit 99.1

John Cummings
salesforce.com
Investor Relations
415-778-4188
jcummings@salesforce.com

Chi Hea Cho
salesforce.com
Public Relations
415-281-5304
chcho@salesforce.com

Salesforce.com Announces Four-for-One Stock Split

SAN FRANCISCO, Calif. – March 21, 2013 – Salesforce.com (NYSE: CRM), the enterprise cloud computing (http://www.salesforce.com/cloudcomputing/) company, announced today that its Board of Directors has approved a four-for-one (4:1) split of the Company’s common stock and that its stockholders have approved a proportional increase in the number of authorized shares of salesforce.com common stock from 400 million to 1.6 billion.

Each stockholder of record at the close of business on April 3, 2013, will receive three additional shares for every outstanding share held on the record date. We expect that the additional shares will be distributed by the transfer agent on April 17, 2013, and that trading will begin on a split-adjusted basis on April 18, 2013.

About salesforce.com

Founded in 1999, salesforce.com is the enterprise cloud computing leader. Salesforce.com’s social and mobile cloud technologies enable companies to transform into customer companies by connecting with their customers, employees, partners and products in entirely new ways. Based on salesforce.com’s real-time, multitenant architecture, the company’s apps and platform revolutionize the way companies sell, service, market and innovate.

•	Grow your business with the #1 sales app, Salesforce Sales Cloud

•	Deliver amazing customer service with the #1 service app, Salesforce Service Cloud

•	Listen, engage, advertise and measure social marketing with the #1 social marketing app, Salesforce Marketing Cloud

•	Build and deliver social and mobile apps with the Salesforce Platform, and extend success with the world’s leading enterprise app marketplace, the AppExchange

Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE

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